EXHIBIT 99.2

Global Power Equipment Group Inc.

Fourth Quarter, 2002 Earnings Conference Call

February 25, 2002

THE OPERATOR:

Welcome to the Global Power Equipment Group fourth-quarter earnings conference call for February 25, 2003. Your host for today will be Bob Zwerneman.

MR. BOB ZWERNEMAN:

I would like to welcome you to Global Power Equipment Group’s fourth-quarter 2002 earnings conference call. Joining me on today’s call is Mr. Larry Edwards, Global Power Equipment Group’s CEO, and Mike Hackner, our CFO. I assume everyone has received a copy of our earnings release from yesterday; however, in the event that you have not, please contact Ms. Susan Stone at 918-488-0828, and she will either fax or e-mail a copy of that report to you. You can also visit our website at www.globalpower.com to find a copy of our release on our homepage, and there is also a link to the presentation of select information on that homepage which we will be sharing with everyone this morning.

Before I turn the call over to Larry to discuss our results, I must inform everyone that during this call, we will be making forward-looking statements relating to results of operations, benefits of certain initiatives, outlooks for the markets we serve, and certain aspects of our sales strategies. Such statements are made based on management’s beliefs as well as assumptions made by and information currently available to management, pursuant to Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. While these statements reflect our best judgment, they are subject to risks and uncertainties that could cause a change in focus and direction. Discussion of certain risk factors that may cause our actual results to differ from these forward-looking statements can be found in Global Power Equipment Group’s form 10-K for the period ending December 29, 2001. With that, I will now turn the call over to Larry Edwards.

MR. LARRY EDWARDS:

Good morning, everyone. Thank you for participating in our call. Before Mike covers the financial details, I would like to make some comments regarding our full-year 2002 results, which we reported yesterday. Our earnings and cash flow were very strong. We ended the year with almost $93 million of EBITDA, and record earnings of $51.9 million, or $1.14 per share, on revenues of $587 million. Despite recording a 19 percent reduction in revenues, our EPS rose nearly 9 percent over the 2001 pro forma figure of $1.05 per share. You’ll note on slide 3 a short reconciliation of how we achieved this. If all other things had remained constant, the decline in revenues in 2002 would have sent our EPS down to 73 cents, or by 32 cents per share. However, due to our ability to shift our manufacturing to lower-cost sources, while meeting our quality standards and thus avoiding unnecessary field repairs, we were able to complete jobs booked in stronger market conditions and improve our overall gross margin to 22.4 percent, allowing us to retain the 32 cents per share. The balance of the 9 cents per share improvement came from both lower interest costs—as we paid down debt during the year—and a lower share count arising out of our May 2001 IPO. Mike will discuss this in more detail in a few minutes. Our achievement is impressive, given the turmoil in our marketplace over the past 12 months—it was an extremely strong performance from our management team.

Now, I want to share with you our view of why we believe Global Power Equipment Group is stronger and better-positioned than most of our competitors as we move through the next phase of the power generation equipment cycle. Please reference slide 4. I am sure everyone listening today understands the unprecedented changes that have taken place in the US merchant energy sector, from shortages to surplus in a very short period of time, causing many buyers and developers of new power plants to forego expansion and even to sell some of their assets at a very large discount. As projects have been postponed or canceled, the viability of some companies that supply equipment to the power generation sector is in doubt. Fortunately, viability is not an issue at Global Power Equipment Group, but it is for those firms that invested in new domestic manufacturing capacity and took on debt to grow with the power generation market. We followed the opposite approach—we let our manufacturing partners spend expansion capital while we closed or shut in higher-cost capacity that we owned and we managed our business carefully. We also strengthened our balance sheet. In the past 24 months, we have gone from high leverage to essentially no leverage. Additionally, we continue to size our organization in line with the markets of today, while maintaining our strong position for the future. We have an extremely capable organization, and have responded well to our customer needs as they have requested more from our side of the supply chain, including flexible schedules, storage of finished goods, lower prices and so forth.

On our third-quarter call, I spoke about the competitive landscape and indicated that we had received an order from a multinational oil company where we were not the lowest bid, as the customer feared our competitor would not remain in business until the project could be completed. Last week, the same customer indicated to us that we will receive a multiple unit award in the next few months, three times the size of the first order, for much the same reason. However, in this instance, it was a different competitor. With a broad range of products, strong engineering expertise, low-cost manufacturing and excellent financial strength, we believe we are better positioned than most companies we compete against.

Over a year ago, as we saw the market opportunity inside the United States changing quickly, we began positioning ourselves for opportunities developing in other markets around world, particularly in China. One of the steps we took was to increase our manufacturing base in China, and that included the formation of a joint venture with Nanjing Boiler Works. This new joint venture is essential in obtaining equipment orders on the current group of gas turbines out for bid in China, as well as follow-on orders there. We also formed a wholly owned subsidiary, operating as a Chinese trading company under the Global Power name in Shanghai, to improve our chances of winning jobs with local customers and OEMs. Initial awards are expected soon. Hopefully, on our earnings call in April, I will be able to report how we fared.

In summary, even in this very difficult market, we are optimistic about our future. We have planned carefully, and have taken the necessary actions to operate effectively in today’s market. We are a financially sound company, with a strong and proven management team and exceptional employees at all levels. Our philosophy of focusing on operating excellence, coupled with conservative and responsible fiscal controls and policies, has proved to be profitable at reduced levels of business, and will allow us to be prepared for the future growth in the markets we serve.

With this, I will turn the call over to Mike to discuss our financial results.

MR. MICHAEL HACKNER:

If you would turn to slide 5, we will look at some of the highlights from the income statement. As you were able to see from yesterday’s press release, Global Power Equipment’s fourth-quarter earnings were $12.1 million or 27 cents per diluted share. Compared to last year’s record high fourth-quarter results of $17.9 million, or 39 cents per diluted share. Revenues for the most recent quarter came in at $107.7 million, down 50 percent from $215.1 million in the same period last year. The most noteworthy item on this schedule is our gross margin of 28.2 percent for the fourth quarter, which was up 8 points over the prior year. I will provide more color on this abnormally high gross margin in a moment. The improved margin, combined with other cost controls we implemented during the second half of the year, reduced EBITDA of $21.5 million, or a very strong 20 percent EBITDA margin for the final quarter.

Turning to slide 6, for the full year, revenues for 2002 totaled $586.8 million, down nearly 19 percent from the 2001 results. In spite of that, our earnings for the year increased nearly 9 percent, amounting to $1.14 per share. Our EBITDA for 2002 of $92.9 million is slightly lower by 1.5 percent than last year’s pro forma figure of $94.4 million. Just a note to remind everyone that last year’s pro forma EBITDA included an add-back of approximately $18 million of a special charge for the early extinguishment of debt prior to the IPO.

There are a few line items I would like to highlight for the full year. First, our G&A was up nearly 10 percent compared to last year, for some of the reasons I noted on our third-quarter call, including bank advisory services for unsuccessful strategic acquisition attempts, as well as severance charges we incurred during the fourth quarter. We believe that our normalized G&A during 2003 should be closer to $5 million per quarter during the first half and trend lower during the balance of this year. Our non-G&A operating costs declined $2 million for the year, $1.8 million of which occurred in the fourth quarter. This was primarily due to lower sales commissions and reduced incentive compensation compared to the prior year. For the year, amortization expense was zero, compared to $1.7 million in 2001, or approximately 2.3 cents per share overall. Depreciation expense for 2002 totaled $3.7 million, up slightly from the 2001 figure of $3.1 million. Also, our tax provision rate for the full year was 39 percent, compared to the pro forma 31 percent for 2001, which had a number of onetime adjustments. These adjustments are detailed in a schedule included in our earnings press release.

Although not shown on slide 6, our net CAPEX for 2002 was $1.3 million, versus the $11.6 million in 2001, which included the facility we bought in Mexico. That facility is presently fully loaded, and continues to be a key part of our lower-cost manufacturing base. We are currently estimating our CAPEX for this year will be around $1.0 million, maybe less. This low level of CAPEX is another example of our strategy of allowing our manufacturing partners to spend expansion capital.

Turning to slide number 7, you can see our historical gross margins on a quarterly basis for the past four years. The gross margin for the most recent quarter averaged 28.2 percent, substantially higher than our guidance and our historical average. The record margin is due to the same items that I mentioned on our last call, including our product mix, our quality initiatives and our ability to shift manufacturing capacity to lower-cost sources. We also closed out some jobs in the fourth quarter that were booked in the stronger market conditions and were estimated, in many cases, using domestic manufacturing. As we have continued to reduce our US manufacturing base in favor of lower-cost sources, we retained the additional margin. This effect added nearly 600 basis points of margin improvement over the fourth quarter of last year. This effect is winding down, and by mid 2003 should essentially be eliminated. Moreover, as the marketplace has softened significantly over the past 15 months, we continue to see a more competitive environment, where both pricing and margins are trending lower. On a going-forward basis, we expect the overall gross margin will trend down somewhat, probably to around the 20 to 22 percent range in our current quarter, and down to the 17’s to low 18’s, as we move through the end of this year.

Turning to slide number 8, you can see our quarterly and year-to-date revenue results on a segment and geographic basis. During the fourth quarter, our heat recovery equipment segment declined 63 percent, in line with the decline in US revenues, which fell 65 percent. While the US market remained our largest market, at $68.2 million, our international bookings and revenues continue to rise, both on an absolute basis and as a percentage of the total. Both Europe and Asia recorded impressive increases for the quarter and the year. During the fourth quarter, 40 percent of our bookings originated from projects outside of the United States, up from roughly 20 percent for the same quarter in 2001.

With that, please turn to slide number 9 and we will review our firm backlog. As Larry stated earlier, as the financial health of the merchant power sector has declined, so, too, have our market prospects inside the United States. Our fourth-quarter bookings are slightly over $41 million against revenues of approximately $108 million, resulting in a $67 million drop in our backlog during the fourth quarter. We ended the year with $275 million in backlog, roughly one-half the level we had at the end of 2001. We did not have any debookings during the fourth quarter, and feel fairly comfortable that our exposure to possible future debookings is minimal. We currently estimate that our backlog at the end of the first quarter will be approximately $250 million, based on firm bookings to date, our sales pipeline, preliminary customer indications and what we expect to convert into revenue. The order Larry mentioned for the multinational customer should be fully released and hit our backlog during the second quarter, based on the information we have received today. Our decision to reduce our forward financial guidance that was provided in yesterday’s earnings press release reflects the softness of the United States market, and not any change in our view of international opportunities. Our major market focus at the present time remains in Europe, the Middle East and Eastern Asia. We believe our opportunities to replace projects in our backlog are very good. Considering our current revenue range of $275 to $325 million, our firm backlog at the ended December 2002 is adequate to cover the lower end of our forward guidance.

Turning to slide 10, which is our abbreviated cash flow slide, you can see that we ended the year with $59 million in cash, compared to our debt of $60 million. In evaluating the market situation, our work in process, our sales pipeline, the outlook for interest rates and our scheduled principal payments, we opted to increase our cash holdings rather than pay down debt at this time. Our next scheduled principal payment of slightly over $5 million is not due until September of this year, and our plan is to retain cash rather than accelerate our debt reduction. This would allow us to evaluate some relatively minor acquisition opportunities that would be purchased with cash, not debt or equity as we move forward. With respect to our working capital, as I stated on our third-quarter earnings call, we expect to convert some of our receivable balance into cash during the final quarter, and improve our working capital position modestly. Clearly, that occurred, as evidenced by the increase in our operating cash flow, which rose by nearly $28 million. Our accounts receivable balance dropped from $114 million of the end of the third quarter to roughly $83 million at the end of the year. We expect our accounts receivable balance could continue to trend downward for the next couple of quarters, albeit not as large as this recent decline. Also, we have not changed our CapEx forecast, which I mentioned earlier, which should be around $1 million for 2003. The bottom line is that over the last two years, we have essentially delevered the company, with the cash flow, strong market conditions and by being fiscally conservative, we are in a solid financial position today.

Turning to slide 11, you’ll see that our debt-to-cap ratio at the end of the fourth quarter dropped slightly, to 31.6 percent, and on a net basis, is under 1 percent. I believe that our strong cash position places us in a much better position to manage our business during these softer market conditions—certainly more so than many of our domestic competitors. As Larry stated at the outset, we believe we are financially secure to weather the cycle, deepen our relationships with customers, particularly OEMs, and capture more market share, serving to further improve our competitive position and business prospects when markets rebound.

With that, operator, let’s open the lines up for questions.

THE OPERATOR:

(CALLER INSTRUCTIONS) Suzanna Matters.

THE CALLER:

How much of 2003 revenue is already in backlog or has a signed contract?

COMPANY REPRESENTATIVE:

That would be in excess of 80 percent.

THE CALLER:

Can you describe what types of projects are driving the international demand that you’re seeing?

COMPANY REPRESENTATIVE:

Mainly, the projects are still utility power generation related. In China, for example, all of those projects that are slated that we are bidding on now are for utility power generation—combined-cycle power generation. We are seeing, in South Asia, some cogeneration—in other words, what we call inside the fence, where customers or users of power are putting in their own plants, but most of the projects outside the United States are the traditional combined-cycle utility power plants.

THE OPERATOR:

Martin Malloy.

THE CALLER:

Could you speak a little bit more about the acquisition possibilities that you’re seeing—whether it is within the power industry, power equipment industry—are you maybe looking outside the industry?

COMPANY REPRESENTATIVE:

Most of the opportunities that Mike mentioned, because of the situation that we find ourselves in—there will not be large acquisitions, but we are looking at smaller acquisitions in the power or service sector that we can add on, expand our geographic reach, perhaps even in the retrofit or rebuild area, as well. But pretty much power or utility refining related.

THE CALLER:

I wanted to make sure I heard you correctly on the SG&A line—you expected that decline to roughly $5 million during the first half of 2003? $5 million per quarter?

MR. MICHAEL HACKNER:

That is correct. Slightly less over the third and fourth quarters.

THE CALLER:

That is a substantial decline from the run rate during 2002.

MR. MICHAEL HACKNER:

Yes, it is. As I mentioned, some of the costs that were included in 2002 were some acquisition review and due diligence costs for acquisitions that did not go forward. We also, near the end of last year and the fourth quarter, we had a substantial reduction in force in several of our locations, and those costs will be out of the 2003 numbers.

THE CALLER:

Can you comment about the reoccurring revenue component that you have—or replacement part component?

MR. LARRY EDWARDS:

That is an area that we call retrofit, both of our business segments. It is primarily focused in the United States, and it still remains pretty strong. It is a rebuild effort, where we go in on a combined-cycle power plant and rebuild inlet components —inlet air filter components—as well as exhaust components. We also sell our replacement filter elements through that group, and then on the boiler side, HRC side, retubing of economizers and that sort of thing, so it is still a pretty good business, and we have good margins. I think we have commented on that before. We think that is going to be and remain a pretty strong part of our business.

THE CALLER:

Can you give me some approximation of what the run rate is per quarter?

MR. LARRY EDWARDS:

We are running at about 8 to 10 million per quarter. On average.

THE OPERATOR:

Stephen Laws

THE CALLER:

In the past quarter, you gave us a breakdown by turbines or projects in regions such as Asia-Pacific, Latin America, Europe and the Middle East. Can you update us as to whether that outlook has changed?

MR. LARRY EDWARDS:

In the number of turbines you’re speaking about?

THE CALLER:

You gave us color as far as hot spots in Southeast Asia—there was Vietnam or Taiwan—a little color there.

MR. LARRY EDWARDS:

Let me comment on that. Actually, nothing has changed much since the last call. We still are really encouraged. You hear us talk a lot about China, and that is because everything is moving along as everyone has predicted. As I just mentioned in my comments, we have bids out for the first group of—actually, it’s 10 units that are being bid right now, with others to follow, so the China program is moving along very well. I guess a bit more encouraging than last time—we have a little better vision of the rest of Asia, particularly South Asia, where we are starting to see some projects firming up a little more. So that is moving ahead pretty well. Interestingly enough, the Middle East is a good market for us. We get a lot of people questioning us about what happens if war breaks out and that sort of thing, but for the time being, the market is pretty good for us in the Middle East. In

South America, we have recently sent a team to Brazil, for example. Everything is in place, in terms of willingness and demand for power, but we still think Brazil, as we continue to report, is a soft market and a market that is not going to materialize in the next year or so. So just a little more firmness in Asia and the Middle East.

THE CALLER:

As far as the 10 units, that is 10 out of the 23 that have been referenced in the past?

MR. LARRY EDWARDS:

That is right. Yes.

THE CALLER:

The top line was a little more than I had expected, and maybe you guys had guided to in the last call. Can you speak to that? Is that the reason for 2003 revenue down? Did some of the projects get squeezed a little faster? Was there pull-forward out of 2003 into 2002?

MR. MICHAEL HACKNER:

There was a little bit of that, but we were generally in line with our guidance.

THE CALLER:

As far as the gross margin line, I know in the past you said a lot of that, what you get from better than expected—if your guys complete a project better than expected, they learn faster, or whatever, and you pass it onto the customer. Is that still something you still see passing onto the customer going forward—is that why we are still looking at the 17 to 18 percent margin for the end of 2003?

MR. MICHAEL HACKNER:

Yes, I think that is what is going to happen. As I mentioned in my comments, we were able to retain some of that during the fourth quarter, which was the big contributor to the good margins. But the competitive pressures, going forward into 2003 in 2004, are going to be driving that margin and the selling price down.

THE OPERATOR:

Robert Jacapraro

THE CALLER:

Would you hazard a guess or an estimate of what maybe a gross annual revenue opportunity is? You referenced that you have been successful in taking some share for some customers that the ultimate end-user is concerned about their financial liability. What kind of market opportunity could there be for you, in aggregate, obviously not realizing that you could get it all, but what sort of potential businesses that are out there to be had?

MR. LARRY EDWARDS:

In 2003?

THE CALLER:

Or on a go-forward basis of an average number.

MR. LARRY EDWARDS:

It is pretty hard to say. I think that we are maintaining our market share—as you mentioned, increasing it slightly in some markets. On a worldwide basis, I would say in market opportunity—this is a guess, because there is no data out there, but we are probably 20 percent of the market, so the worldwide market maybe is $1 billion, something like that. It is really on the low end. It is pretty hard to determine what that is, though.

MR. BOB ZWERNEMAN:

I think what we said on our last call is that we felt that China alone would be a $1.5 to $2 billion market opportunity for us in the next 3 to 5 years, and I think that is still a number that we stick with.

MR. LARRY EDWARDS:

The program that people are reporting in China is a 150-unit program, but as Bob says, that is stretched out over the 3 to 4 years.

THE CALLER:

Should you not come up with any sufficient acquisition opportunities this year, could you comment on then what your priority would be for the excess cash you will generate?

MR. MICHAEL HACKNER:

I think the other alternatives for using the cash—certainly later in the year, our amortization kicks in again, but at these low interest rates, it is not worth necessarily paying off ahead of time. But I think there is possible opportunities in the marketplace with some of our customers to maybe use that cash, dealing with their progress payment terms and other things, just to get the projects going. Similar to last year, we had a customer that we did delayed progress payment terms, and that encouraged them to book multiple orders with us. It provides us with that freedom, going forward.

THE OPERATOR:

Leone Young.

THE CALLER:

I have been hearing a lot of various claims about the reserve margin in the US, and I know we have talked about this before. It’s all over the map, depending on what you assume is going to be built or going to be canceled, but can you talk broadly as to what you are seeing now in the US, and when we may finally see a turn in this market?

MR. LARRY EDWARDS:

We are hearing the same differing reports that you are. You are seeing some areas of the country that are reporting if everything gets placed and there is no significant retirements, you could see 30 or 40 percent reserve margins, and these are certain areas of the country.

We talk about that a lot, and I think maybe in the end, after this all settles down, we will have reserve margins on a nationwide basis probably in excess of 20 percent, would be my educated guess. There will be pockets under that. There will be pockets over that. It does appear to us that perhaps 2004, if you listen carefully to what the gas turbine OEMs are saying, that 2004 looks as though it will be the trough, and probably start seeing a buildup from there. It is just based on—you do the math of how many megawatts should be placed, and the demand growth that continues—that we expect to continue. A big wild-card in all of this—and we have talked about this before—is the retirements of older plants, and we are just not seeing the amount of retirements that a lot of people were predicting. We still think that that has yet to come, because they are very inefficient plants, as you know.

THE CALLER:

Does Bush’s new source performance standards affect that at all—make it less likely that we will see retirements?

MR. LARRY EDWARDS:

The thought is it makes it a little less likely, maybe extend the retirements a year or so, because of that. But we cannot really see that making a huge difference, but that is part of that, actually.

THE CALLER:

On China, just so I understand correctly, currently, there are 10 out for bid, and they are expected to be awarded in the first quarter—is that the current thinking?

MR. LARRY EDWARDS:

We expect the awards to probably be in the first part of April. It is 10 units.

THE OPERATOR:

(CALLER INSTRUCTIONS)

MR. BOB ZWERNEMAN:

If you have any other questions, please do not hesitate to give either Larry, Mike or myself a call, and thank you for participating this morning. Have a good day.

THE OPERATOR:

This concludes today’s conference call; please disconnect your lines, and thank you for your participation.

(CONFERENCE CALL CONCLUDED)

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